Form WQVUL08 11-08

                                                    [OBJECT OMITTED]]

                                           AMERICAN NATIONAL INSURANCE COMPANY
                                              A STOCK LIFE INSURANCE COMPANY

                             Insured                                                                Specified Amount
                       Policy Number                                                                Date of Issue

                                               Home Office: One Moody Plaza
                                                  Galveston, Texas 77550
                                             Telephone Number: (409) 763-4661

   This number is available for policyholders to present inquiries or obtain information about coverage and to provide assistance in resolving complaints.

AMERICAN  NATIONAL  INSURANCE  COMPANY ("We",  "Us",  "Our") will pay the Death Benefit to the Beneficiary  subject to the provisions  of the  Policy.  The Death  Benefit is  payable  upon  receipt  at Our Home  Office in  Galveston,  Texas,  of
Satisfactory  Proof of the Insured's  Death.  The Policy is issued in  consideration of the Application and payment of the premiums  shown on the Data Page.  This Policy is a legal  contract  between  the Owner and  American  National  Insurance
Company.  READ YOUR POLICY CAREFULLY.

RIGHT TO CANCEL  POLICY.  You may  cancel  the Policy by  returning  it to Us or our Agent  within ten (10) days after You receive the Policy.  We will refund the  premiums  paid  adjusted by  investment  gains during the fifteen (15) day period after such premiums have been  allocated to the money market  subaccount  and by investment  gains and losses  thereafter.
If this is a replacement Policy, you have thirty (30) days to cancel.

THE ACCUMULATION  VALUE IN THE AMERICAN NATIONAL  VARIABLE LIFE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT  EXPERIENCE OF
THE SUBACCOUNTS IN THE SEPARATE  ACCOUNT THAT YOU CHOOSE AND MAY INCREASE OR DECREASE  DAILY.  THE  ACCUMULATION  VALUE IS
NOT GUARANTEED.

THE AMOUNT OF THE DEATH  BENEFIT OR THE  DURATION OF THE DEATH  BENEFIT,  OR BOTH,  MAY VARY UNDER THE  PROVISIONS  OF THE
POLICY.

THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE  UNDER FEDERAL TAX LAW AFTER THE INSURED  REACHES AGE 120 AND MAY BE SUBJECT
TO ADVERSE TAX CONSEQUENCES. YOU SHOLD CONSULT A TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY PAST AGE 120.

Signed for the Company at Galveston, Texas on the Date of Issue.

                           SECRETARY                                                    PRESIDENT

                                   FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
                               INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND BENEFITS.
                                             NONPARTICIPATING. NO DIVIDENDS.

                                                GUIDE TO POLICY PROVISIONS

                                                                                                PAGE
                                                                                                DATA PAGE

Additional benefits, riders, if any, and a copy of the Application follow the Policy Data Page.

                                                   DEFINITION OF TERMS

ACCUMULATION  VALUE - the total amount that the Policy  provides for  investment  at any time.  The value of the Policy as defined in the Accumulation Value provision.

APPLICANT - the person whose signature is shown as such in the Application.

APPLICATION - is the form so labeled for the Policy and any  supplemental  applications or applications for an increase in specified amount, addition of a rider, or reinstatement.

ATTAINED  AGE - the age at issue as shown on the Data Page plus the number of  complete  Policy  Years that the Policy has been in force.

BENEFICIARY - the  Beneficiary  designated  in the  Application.  If changed,  the  Beneficiary  is as shown in the latest change filed and recorded  with Us. The  Beneficiary  is named to receive the Death  Benefit in the event of the Insured's death.

COST OF  INSURANCE - that portion of the Monthly  Deduction  required to pay for the Policy's  insurance  coverage,  other than that provided by any riders.

DATA PAGE - the pages of the Policy so entitled.

DATE OF ISSUE - the Date of Issue set forth in the Policy and any riders  thereto  that is used to  determine  anniversary dates, Policy Years and Monthly Deduction Dates.

DEATH BENEFIT - the amount of insurance coverage provided under the selected Death Benefit option of the Policy.

GUARANTEED  COVERAGE PREMIUM - the premium shown on the Data Page which, if paid in advance as required,  will cause Us to keep the Policy in force so long as other Policy  provisions  are met,  even if the Surrender  Value is zero or less.  The guaranteed coverage period is stated on the Data Page.

HOME OFFICE - means American National Insurance Company, One Moody Plaza, Galveston, Texas.

INSURED - the person named as such on the Data Page and upon whose life the Policy is issued.

LAPSE - this Policy will Lapse when the Surrender  Value is not sufficient to provide for a Monthly  Deduction,  or Policy
Debt exceeds  Accumulation Value less any surrender charge, and a grace period expires without sufficient payment,  except that the Policy will not lapse if the requirements of the guaranteed  coverage benefit  provision have been met.  Coverage will terminate in accordance with the grace period provision of this Policy.

MONTHLY  DEDUCTION - the sum of the Cost of  Insurance  charge,  plus the  applicable  charge for any riders,  the monthly policy charge and the monthly expense fee as specified on the Data Page.

MONTHLY  DEDUCTION  DATE - the same date in each  succeeding  month as the Date of Issue except that  whenever the Monthly
Deduction  falls on a date other than a Valuation  Date,  the  Monthly  Deduction  Date will be deemed the next  Valuation
Date.  This is the date the  Monthly  Deduction  is taken  from the  Accumulation  Value.  The Date of Issue is the  first
Monthly Deduction Date.

OWNER - the Owner of the Policy,  as  designated  in the  Application  or as  subsequently  changed.  If a Policy has been absolutely assigned, the assignee is the Owner.  A collateral assignee is not the Owner.

PAYEE - the person to whom any of the proceeds of the Policy and any riders is payable.

PLANNED  PERIODIC  PREMIUM - a scheduled  premium of a level  amount at a fixed  interval as selected by You.  You are not required to follow this schedule and following this schedule does not  necessarily  ensure the Policy will remain in force unless the requirements of the guaranteed coverage benefit provisions are met.

POLICY - this life insurance contract.

POLICY DEBT - the sum of all unpaid loans and accrued interest thereon.

POLICY YEAR - the period from one anniversary date until the next anniversary date.

PREMIUM PAYER - the person responsible for the payment of premiums.

SATISFACTORY PROOF OF INSURED'S DEATH - means all of the following must be submitted:
(1) a certified copy of the death certificate or other lawful evidence providing equivalent information;
(2) a claimant statement;
(3) the Policy; and
(4) any other information We may reasonably require to establish the validity of the claim.

SPECIFIED AMOUNT - the amount shown on the Data Page and upon which the Death Benefit depends.

YOU, YOUR - means the Owner of the Policy.

WE, US, OUR - means American National Insurance Company.

WRITTEN REQUEST - means a request in writing in a form satisfactory to Us and filed at Our Home Office.

                                                 NONPARTICIPATING POLICY

                       The Policy is nonparticipating and does not share in Our profits or surplus.

                                                      DEATH BENEFIT

DEATH  BENEFIT - The Death  Benefit of the Policy is the amount  provided by the Death  Benefit  option in effect when the
Insured dies.  The Policy must be in full force on the date of death;  otherwise,  there is no Death  Benefit.  Adjustment in the Death  Benefit  will be made as provided in the  following  paragraphs.  The Death  Benefit  option  elected in the
Application is shown on the Data Page.

If the Death  Benefit  qualification  test shown on the Data Page is guideline  premium,  the Death  Benefit  prior to the anniversary date following the insured's 100th birthday is as follows:

OPTION A is the greater of the following:  (1) the Specified  Amount on the date of death; or (2) the  Accumulation  Value at the end of the valuation period that includes the date of death  multiplied by a corridor  percentage from the table on page 5.

OPTION B is the greater of the following:  (1) the Specified  Amount on the date of death plus the  Accumulation  value at the end of the  valuation  period  that  includes  the  date of  death;  or (2) the  Accumulation  Value at the end of the valuation period that includes the date of death multiplied by a corridor percentage from the table on page 5.

If the Death Benefit  qualification test shown on the Data Page is cash value  accumulations test, the Death Benefit prior to the anniversary date following the insured's 100th birthday is as follows:

OPTION A is the greater of: (1) the Specified  Amount on the date of death; or (2) the minimum Death Benefit,  on the date of death, necessary to comply with IRC Section 7702(b).

OPTION B is the greater of (1) the  Specified  Amount on the date of death plus the  Accumulation  Value at the end of the valuation  period that includes the date of death;  or (2) the minimum Death Benefit,  on the date of death,  necessary to comply with IRC Section 7702(b).

The Death Benefit on or after the  anniversary  date  following  the  insured's  100 birthday is 110% of the  Accumulation
Value.

MONTHLY  DEDUCTION  DUE AT DEATH - If the  Insured  should  die during the grace  period,  from any Death  Benefit We will deduct an amount to cover Monthly Deductions to the end of the month of death.

POLICY DEBT ADJUSTMENT - We will deduct any Policy Debt from any Death Benefit.

MISSTATEMENT  OF AGE AND SEX - If the  Insured's  age or sex has been stated  incorrectly,  the Death Benefit will be that which could have been purchased by the most recent Cost of Insurance charge at the correct age and sex.

SUICIDE - If the Insured  should die by suicide,  while sane or insane,  within 2 years from the Date of Issue,  the Death
Benefit will be limited to the premiums paid less any partial  surrenders  and Policy Debt.  If the Insured  should die by suicide,  while sane or insane,  within 2 years from the  effective  date of any increase in Specified  Amount,  the Death
Benefit for the increase will be limited to the Cost of Insurance  associated  with the increase.  The  provisions of this paragraph shall apply to a reinstatement  for 2 years from the effective date of such  reinstatement to the extent that We shall be liable only for the return of Cost of Insurance and expenses, if any, paid on or after the reinstatement.

DEATH BENEFIT  PROCEEDS - The proceeds  payable to the Beneficiary  upon receipt by Us of  Satisfactory  Proof of Death of the Insured while the Policy is in force equal to:

(1)  the Death Benefit; plus
(2)  any additional life insurance proceeds provided by any riders; minus
(3)  any Policy Debt; minus
(4)  any unpaid Monthly Deduction that may apply during a grace period.

PAYMENT  OF DEATH  BENEFIT - The Death  Benefit  proceeds  may be paid in one sum or under the  settlement  options of the
Policy.

                                              TABLE OF CORRIDOR PERCENTAGES
                                FOR THE GUIDELINE PREMIUM DEATH BENEFIT QUALIFICATION TEST

     INSURED'S AGE                                 INSURED'S AGE                               INSURED'S AGE
  BEGINNING OF POLICY          CORRIDOR         BEGINNING OF POLICY         CORRIDOR        BEGINNING OF POLICY         CORRIDOR
         YEAR                     %                    YEAR                    %                    YEAR                    %
        0 - 40                   250                    53                    164                    67                    118
          41                     243                    54                    157                    68                    117
          42                     236                    55                    150                    69                    116
          43                     229                    56                    146                    70                    115
          44                     222                    57                    142                    71                    113
          45                     215                    58                    138                    72                    111
          46                     209                    59                    134                    73                    109
          47                     203                    60                    130                    74                    107
          48                     197                    61                    128                  75-90                   105
          49                     191                    62                    126                    91                    104
          50                     185                    63                    124                    92                    103
          51                     178                    64                    122                    93                    102
          52                     171                    65                    120                    94                    101
                                                        66                    119            95 and thereafter             101

                                                  POLICY CHANGE OPTIONS

You may make  Written  Request for any of the  following  changes in the  Policy.  The Policy  must  accompany  the change request.  The requested  change will require Our consent.  Once  approved,  We will provide an  endorsement  to the Policy showing the changes to the Policy as a result of the change.

ELECTIVE  INCREASE IN SPECIFIED  AMOUNT - You must submit a new  Application to increase the Specified  Amount.  Except as provided in the automatic  increase  benefit rider, if any, We also require  evidence  satisfactory to Us that the Insured is insurable under Our current rules and practices.

The minimum  amount of increase in  Specified  Amount is $5,000.  An increase in  Specified  Amount may not be made if the
Insured's  Attained Age is over 85. The increase will become  effective on the Monthly  Deduction Date that coincides with or next follows the date We approve the increase.  An endorsement will show the effective date for the increase.

If the  increase is made during the  Guaranteed  Coverage  Period a new  Guaranteed  Coverage  Premium  will be shown.  An increase in Specified  Amount does not start a new guaranteed  coverage  benefit  period.  You may cancel this increase by following  the Right to Cancel  provision  as stated on the front of the Policy.  Depending on the  Accumulation  Value at
the time of the  increase  and the amount of the  increase  You  request,  We reserve  the right to require an  additional premium payment.

DECREASE  IN  SPECIFIED  AMOUNT - A decrease  in  Specified  Amount is allowed any time prior to age 99. A decrease in the
Specified  Amount will be effective on the Monthly  Deduction Date that coincides with or next follows the date We receive
Your written  request.  The minimum amount of decrease in Specified  Amount is $5,000.  The Specified  Amount remaining in force after a decrease may not be less than $100,000.

If following the decrease in Specified Amount, the Policy would not comply with the maximum premium  limitations  required by federal tax law, the  decrease may be limited or  Accumulation  Value may be returned to You at Your  election,  to the extent  necessary to meet these  requirements.  A decrease in the Specified Amount will reduce the Specified Amount in the following order:

(1)  the Specified Amount provided by the most recent increase;
(2)  the next most recent increases successively; and
(3)  the initial Specified Amount.

If there is a decrease in the Specified Amount that reduces an elective  increase,  We will deduct a surrender charge from the Accumulation  Value.  Such deduction will be the sum of surrender  charges  computed  separately for each reduction in
Specified  Amount as required in (1) - (3) above.  The  surrender  charge for each  reduction is a pro rata portion of any surrender charge  applicable to a full surrender of the related increase or initial  Specified  Amount.  This portion will be based on the  percentage  reduction  in the  related  increase  or initial  Specified  Amount.  The  surrender  charges applicable  to each increase or the initial  Specified  Amount  remaining in force will be reduced on a pro rata basis.  A decrease in Specified  Amount will take effect on the Monthly  Deduction Date that coincides with or next follows the date
We receive the Written Request from You.

CHANGE IN DEATH  BENEFIT  OPTION - The Death  Benefit  option in effect  may be  changed  at any time by sending a Written
Request to Us. The  effective  date of such a change  will be the  Monthly  Deduction  Date on or  following  the date the
Written  Request is  received  by Us. If the Death  Benefit  option is changed  from  option A to option B, the  Specified
Amount after the change will equal the Specified  Amount before the change minus the  Accumulation  Value on the effective date of the change.  If the Death Benefit  option is changed from option B to option A, the Specified  Amount under option
A after the change will equal the Death Benefit under option B on the effective date of change.

A change in Death Benefit option will not be allowed if the Specified  Amount  remaining in force after the change is less than $100,000.  A change in the Death Benefit  option will not result in an immediate  change in the  Accumulation  Value.
An increase in  Specified  Amount due to a Death  Benefit  option  change will result in certain  increases in the Monthly
Deduction and the Guaranteed  Coverage  Premium.  A change in the Death Benefit option may affect surrender  charges since these charges are assessed based on a rate per $1,000 of Specified Amount.

                                                         PREMIUMS

PREMIUM  PAYMENTS - The initial  premium shown on the Data Page is due on the Date of Issue,  and must be paid in order to put the Policy in force.  You may choose the amount and  frequency  of any  additional  premium  payments,  subject to the limits  described  below.  All premiums are payable in advance.  Subsequent  payments must be made at Our Home Office.  If
You stop paying premiums, the Policy will continue in force subject to the grace period provision.

If the Death Benefit  qualification test shown on the Data Page is guideline premium,  and the total premiums paid on this
Policy should exceed the  limitations of the Internal  Revenue Code, We will return the excess  premiums to You within the time  permitted  by law,  unless  premium is necessary to keep the Policy in force.  Premium  payments  which result in an increase in the net amount at risk under the Policy will require evidence of insurability.

PLANNED  PERIODIC  PREMIUM - Your Planned  Periodic  Premium and the payment  interval You have  selected are shown on the
Data Page.  You may change the amount and  frequency,  but We have the right to limit the amount of the  Planned  Periodic
Premium.

The Planned  Periodic  Premium schedule must equal or exceed the Guaranteed  Coverage  Premium.  Premium payments will not be accepted after the anniversary date following the Insured's 100th birthday.

UNSCHEDULED  PREMIUMS - You may make  unscheduled  premium  payments at any time while the Policy is in force, but We have the right to limit the amount of any unscheduled premium payments.

GUARANTEED  COVERAGE  BENEFIT - The Policy can not  terminate  for the period as stated on the Data Page after the Date of
Issue if on each Monthly Deduction Date within that period the sum of premiums paid within that period equals or exceeds:

(1) the sum of the  Guaranteed  Coverage  Premium for each month from start of the period,  including  the current  month, plus;
(2)  any partial surrenders and any increase in Policy Debt amount since the start of the period.

The Guaranteed  Coverage Premium payment must be paid to keep the Policy in force,  even if the Surrender Value is zero or less.  The  Guaranteed  Coverage  Premium will be increased  if a rider is added or  increased  during the period.  If the
Specified  Amount is increased  during the period,  a new Guaranteed  Coverage  Premium will be  calculated.  Increases in
Specified  Amount or rider changes made after the guaranteed  coverage  benefit has terminated  will not have a Guaranteed
Coverage Premium.

ALLOCATION OF PREMIUMS - Premium  payments will be allocated  among the subaccounts and fixed account as shown on the Data
Page.  You may change the  allocation  for premium  payments by sending Us a Written  Request to do so. We will  initially allocate  any premium  received on or before the Date of Issue or within  fifteen  days after the Date of Issue to a money market  subaccount,  as of the Date of Issue,  for fifteen  days.  Upon  expiration  of this period,  if the Policy is not canceled,  the  Accumulation  Value  in the  money  market  subaccount  will be  automatically  transferred  to the  other subaccounts in accordance  with Your premium  allocation  percentages for the subaccounts or the fixed account as the case may be.

GRACE PERIOD - A 61 day grace  period is granted for the payment of a premium  sufficient  to cover the Monthly  Deduction if on any monthly deduction date the Surrender Value is insufficient to pay the monthly  deductions or Policy Debt exceeds the  Accumulation  Value less any surrender  charge.  However,  this  provision  will not occur be evoked if the Policy is being  continued  under the  guaranteed  coverage  benefit  provision.  The grace period  begins on the date the Surrender
Value is  insufficient  to cover the  Monthly  Deduction  or the date  Policy  Debt  exceeds  Accumulation  Value less any surrender  charge.  At least 31 days  prior to the  expiry of the grace  period We will mail  notice  that the  policy has entered the grace  period and of the  required  premium  payment to You and to any  assignee on record at Our Home Office.
Failure to pay the  required  premium  within the grace  period will cause the Policy to  terminate.  If the Insured  dies during the grace period, any overdue Monthly Deductions and Policy Debt will be deducted from the Death Benefit proceeds.

TERMINATION OF COVERAGE - The Policy coverage will terminate on the first to occur of:

(1)  the Insured's death;
(2)  expiration of the grace period; or
(3)  Written Request for surrender and submission of the Policy for the Surrender Value.

REINSTATEMENT  - A policy may be  reinstated  any time within five years after the date coverage is  terminated.  A policy cannot be reinstated if it was surrendered.  At the time of the reinstatement request, all these conditions must be met:

(1) You must  provide  Us any facts We need to  satisfy  Us that the  Insured  and any  person  covered  by rider are then insurable at the same risk classification as on the Date of Issue;
(2) You  must  pay a  minimum  premium  sufficient  to pay the  Monthly  Deduction  for  three  months  after  the date of reinstatement;
(3)  any Policy Debt must be restored or paid back with compound interest;
(4)  You must pay all of the Monthly Deductions that were not collected during the grace period; and
(5) the  surrender  charge  schedule  will be restored as of the original  Date of issue and for any increase in Specified
     Amount as of the date of increase.

The interest rate for reinstatement of Policy Debt will be 6% per year.  If the Policy Debt with interest would exceed the Surrender Value of the reinstated Policy, the excess must be paid before reinstatement.  If the policy is reinstated, the amount of any Accumulation Value that existed on the date that the policy entered into the grace period will be credited to the reinstated policy.  If policy debt is restored, the Accumulation Value of the reinstated policy will include interest charged on the loan during the period of lapse and interest earned on the collateral amount for the same period of time.

                                                     POLICY ACCOUNTS

AMERICAN  NATIONAL  FIXED  ACCOUNT - You may elect to allocate all or part of premiums paid or transfer all or part of the
Accumulation  Value under the Policy to the fixed account.  Such amounts  allocated or transferred  become part of general account,  which consists of all assets owned by Us other than those in Our separate  accounts.  Subject to applicable law,
We have sole  discretion  over the  investment of the assets of the fixed  account and You do not share in the  investment experience of those assets.  Instead,  We guarantee that part of the  Accumulation  Value in the fixed account will accrue interest daily at an annual  interest rate that We will declare  periodically.  The declared rate will not be less than 3%
per year, compounded daily.

AMERICAN  NATIONAL  VARIABLE  LIFE  SEPARATE  ACCOUNT - The  variable  benefits  under this  Policy are  provided  through investments in the American National  Variable Life Separate  Account.  We established the American National Variable Life
Separate Account as a separate investment account to support variable universal life insurance contracts.

We own the assets of the  American  National  Variable  Life  Separate  Account.  Assets  equal to the  reserves and other liabilities of the American  National  Variable Life Separate Account will not be charged with liabilities that arise from any other  business We conduct.  We may  transfer to Our  general  account any assets that exceed the  reserves  and other liabilities of the American  National  Variable Life Separate  Account.  American  National Variable Life Separate Account
is registered with the Securities and Exchange  Commission as a unit investment trust under the Investment  Company Act of
1940.  It is also subject to the laws of the State of Texas.

SUBACCOUNTS  - The American  National  Variable Life  Separate  Account has multiple  subaccounts.  Each  subaccount  will invest  exclusively in shares of a  corresponding  portfolio of an available  mutual fund.  Each  subaccount  represents a separate  investment  portfolio of a fund. Only the elected  subaccounts of the American  National  Variable Life Separate
Account as of the Date of Issue are shown on the Data Page.

You will share only in the income,  gains and losses of the  particular  subaccounts  to which premium  payments have been allocated  or  Accumulation  Value has been  transferred.  We will value the  assets of each  subaccount  of the  American
National  Variable  Life  Separate  Account  at the end of  each  valuation  period.  A  valuation  period  is the  period commencing at the close of regular  trading on the New York Stock  Exchange on one valuation  date and ending at the close of regular  trading on the New York Stock  Exchange on the next  succeeding  valuation  date. A valuation date is each day on which the New York Stock Exchange is open for trading.

TRANSFERS  - At any time that this  Policy is in  effect,  You may  transfer  all or a  portion  of the  amounts  from one subaccount to another  subaccount,  or to the fixed  account.  The minimum  amount that may be  transferred is $250 or the balance in the  Subaccount,  if less.  You may make 12  transfers  each Policy Year  without  charge.  The charge for each additional transfer during the Policy Year is $10.

Transfers  from the fixed account to the  subaccounts  are permitted only once each Policy Year and only during the thirty day period  beginning  on the  anniversary  date.  This  transfer  is  without  charge.  The  maximum  amount  that may be transferred  out of the fixed  account  each year is the  greater of: (a) 25% of the amount in the fixed  account,  or (b)
$1,000.  Such  transfer  requests  received  prior to the  anniversary  date will be affected at the end of the  valuation period during which the anniversary  date occurs.  Transfer  requests  received within the thirty day period  beginning on the  anniversary  date will be  affected  as of the end of the  valuation  period in which a proper  transfer  request  is received  by Us. We reserve the right not to honor a transfer  request if the  underlying  portfolio  will not honor it or if it would violate the frequent trading policy as required by the Securities and Exchange Commission.

ADDITION,  DELETION,  OR SUBSTITUTION OF INVESTMENT - We have the right,  subject to applicable law, to add, delete, merge or  substitute  subaccounts.  We  reserve  the right to redeem  the shares of any  portfolio  of a fund and to  substitute shares  of  another  portfolio  of the fund or of  another  open-end  management  investment  company  if the  shares of a portfolio are no longer  available  for  investment or if, in Our  judgment,  further  investment in the portfolio  should become inappropriate in view of the purposes of the American National Variable Life Separate Account.

We will not substitute any shares  attributable  to Your interest in a subaccount of the American  National  Variable Life
Separate  Account  without  notice to You and prior  approval of the  Securities  and Exchange  Commission,  to the extent required by the  Investment  Company Act of 1940. We have the right to establish  additional  subaccounts  of the American
National  Variable Life Separate Account,  each of which would invest only in a new and corresponding  portfolio of a fund or in a  portfolio  of another  open-end  management  investment  company.  We also have the right to  eliminate  existing subaccounts of the American  National  Variable Life Separate  Account.  In the event any substitution or change,  We may, by appropriate endorsement, make such changes in the Policy as may be necessary or appropriate.

We also have the right, where permitted by law:

(1) to operate the  American  National  Variable  Life  Separate  Account as a  management  company  under the  Investment
     Company Act of 1940;
(2) to  de-register  the American  National  Variable Life Separate  Account  under the Act if  registration  is no longer required; and to combine the American National Variable Life Separate Account with other separate accounts.

                                                    ACCUMULATION VALUE

ACCUMULATION VALUE - The Accumulation Value is the sum of (1), (2), and (3) less the sum of (4) and (5) where:

(1) the values  attributed to the Policy in the  subaccounts  of the American  National  Variable  Life Separate  Account,
     which will reflect the investment performance of the chosen subaccounts; plus
(2) the  Accumulation  Value held in the general  account as security  for loans and in the fixed  account  that  includes interest paid; plus
(3)  any premium to be processed on that valuation date; less
(4)  any partial surrenders plus applicable charges, to be processed on that valuation date; less
(5)  any Monthly Deduction to be processed on that valuation date.

The entire  investment risk of the American  National  Variable Life Separate Account is borne by You. We do not guarantee minimum  Accumulation  Value. On the Date of Issue or, if later, the date the first premium is received,  the Accumulation
Value is the premium less the Monthly  Deduction  for the first policy  month.  All values equal or exceed those  required by law.  Detailed explanations of methods of calculations are on file with appropriate regulatory authorities.

SEPARATE ACCOUNT  ACCUMULATION  VALUE - The Accumulation Value attributed to the Policy in the subaccounts of the American
National  Variable Life Separate  Account will vary daily with the  performance  of the  subaccounts  in which You have an
Accumulation  Value,  any premiums paid,  transfers,  partial  surrenders,  and charges  assessed.  There is no guaranteed minimum Surrender Value on the separate account Accumulation Values.

On each valuation date, the Accumulation  Value in a subaccount is the aggregate of the values  attributable to the Policy in each of the subaccounts on the valuation date,  determined for each  subaccount by multiplying  the  subaccount's  unit value by the number if units  allocated to the Policy.  In computing  the  Accumulation  Value,  the number of  subaccount units  allocated  to the  Policy is  determined  after any  transfers  among  subaccounts,  or to the fixed  account  (and deduction  of  transfer  charges),  but before any other  Policy  transactions,  such as receipt of  premiums  and partial surrenders,  on the valuation  date.  Because the  Accumulation  Value is dependent upon a number of variables,  including the investment  performance of the chosen subaccounts,  the frequency and amount of premium payments,  transfers,  partial surrenders, loans, and charges assessed in connection with the Policy, the Accumulation Value cannot be predetermined.

THE UNIT VALUE - The unit value of each  subaccount  reflects the  investment  performance  of that  subaccount.  The unit value of each subaccount shall be calculated by multiplying the per share net asset value of the  corresponding  portfolio on the valuation  date times the number of shares held by the  subaccount,  after the purchase or redemption of any shares on that date;  minus the daily asset  charge as stated on the Data Page;  and  dividing  the result by the total number of units held in the  subaccount on the valuation  date,  after any transfers  among  subaccounts,  or the fixed account (and deduction of transfer charges), but before any other Policy transactions.

DEFERMENT  OF PAYMENTS AND  EMERGENCY  PROCEDURE - We may suspend or delay all  procedures  which  require  valuation of a subaccount if the New York Stock  Exchange is closed  (except for holidays or weekends) or trading is restricted due to an existing  emergency as defined by the  Securities  and Exchange  Commission so that We cannot value the  subaccounts.  Any provision of this Policy that specifies a valuation date will be superseded by this emergency procedure.

FIXED ACCOUNT  ACCUMULATION  VALUE - The fixed account  Accumulation  Value on any Monthly Deduction Date shall be the sum of (1), (2), (3), and (4), less the sum of (5) and (6), where:

(1)  is the fixed account Accumulation Value on the immediately preceding Monthly Deduction Date;
(2)  is one month of interest on (1);
(3) is all premiums  received and allocated  into the fixed account and any value  transferred  to the fixed account prior to the current date but since the immediately preceding Monthly Deduction Date;
(4) is interest  accumulated  on (3) from the date of receipt of the premium  allocated  to the fixed  account or the date any value was transferred into the fixed account to the Monthly Deduction Date;
(5) is the sum of any  partial  surrenders  from the fixed  account  prior to the current  date but since the  immediately preceding Monthly Deduction Date, and applicable  surrender charges plus accumulated  interest on such surrenders and charges; and
(6) is any value  transferred  out of the fixed  account  since the  immediately  preceding  Monthly  Deduction  Date plus accumulated interest on such transfers.

The fixed account  Accumulation  Value on any date other than a Monthly  Deduction  Date,  hereinafter  referred to as the valuation date, shall be the sum of (1), (2), (3), and (4), less (5) and (6), where:

(1)  is the fixed account Accumulation Value on the Monthly Deduction Date immediately preceding the valuation date:
(2)  is interest on (1) accumulated to the valuation date;
(3) is all premiums  received and  allocated to the fixed account and any value  transferred  into the fixed account prior to the current date but since the immediately preceding Monthly Deduction Date;
(4) is  interest  on (3) from the date of receipt of the  premiums  allocated  to the fixed  account or the date any value was transferred into the fixed account to the valuation date;
(5) is the sum of any partial  surrenders  from the fixed  account , which  occurred  prior to the current  date but since the Monthly  Deduction  Date  immediately  preceding  the  valuation  date,  and  applicable  surrender  charges plus accumulated interest on such surrenders and charges; and
(6) is any value  transferred  out of the fixed  account  since the  immediately  preceding  Monthly  Deduction  Date plus accumulated interest on such transfers.

The guaranteed  interest rate applied in the calculation of the fixed account  Accumulation  Value and Accumulation  Value held in the general account as security for loans is 3% per year,  compounded  daily.  Fixed account  Accumulation  Values may earn  interest at a higher rate.  Any change to the interest  rate will be made by class and future  expectations  for investment earnings, mortality, persistency, expenses, and taxes, as applicable.

NET AMOUNT AT RISK. Net Amount at Risk is the proceeds payable at death at the beginning of the Policy month minus the
Accumulation Value on the Monthly Deduction Date minus the Monthly Deduction, as defined below.

MONTHLY  DEDUCTION - The Monthly  Deduction is the sum of the Cost of Insurance for the Policy plus the cost of any riders plus the monthly  policy  charge plus the monthly  expense fee. The Monthly  Deduction  on or after the  anniversary  date following the insured's 100th birthday is zero.

We will  allocate  the  Monthly  Deduction  among the  subaccounts  and the fixed  account in the same  proportion  as the
Accumulation Value in each subaccount and the fixed account bears to the total on that date.

COST OF INSURANCE - The monthly Cost of Insurance is equal to the net amount of risk  multiplied  by the Cost of Insurance rate.  The net amount of risk equals the Death  Benefit less the  Accumulation  Value at the  beginning of the month.  The
Cost of Insurance is based on the Insured's  Sex,  Attained Age, risk class and Specified  Amount.  Any change in the Cost of Insurance  rates will be made on a uniform basis for Insureds of the same sex,  age,  risk class and Specified  Amount.
The monthly  guaranteed  maximum rates and current rates as of the Date of Issue for the initial  Specified Amount of this
Policy are shown on the Data Page.  If a  different  risk class  applies to  different  amounts of the net amount of risk, the Cost of Insurance will be determined separately for each.

CONTINUATION  OF INSURANCE - Insurance  coverage  under this Policy and any  benefits  provided by rider will be continued
until the  Surrender  Value will not cover the  Monthly  Deduction  or Policy  Debt  exceeds  Accumulation  Value less any surrender charge as provided in the grace period provision,  unless,  the requirements of the guaranteed  coverage benefit provision are met.

SURRENDER VALUE - The Surrender  Value is the  Accumulation  Value on the date of surrender less any surrender  charge and any Policy Debt.

SURRENDER  CHARGE - The surrender  charge is a charge against the  Accumulation  Value.  Surrender  charges are calculated separately  for the initial  Specified  Amount and for each  elective  increase in the  Specified  Amount.  The  surrender charge is  applicable  for the first  fifteen  Policy Years after the Date of Issue and fifteen  years after the effective date of each elective  increase.  Thereafter,  there is no surrender  charge.  The surrender charge is assessed based on a rate per $1,000 of initial or increase in Specified  Amount.  The  surrender  charge for the initial  Specified  Amount is shown on the Data Page.

A surrender  charge may be assessed  upon  decreases in Specified  Amount,  including  Death Benefit  option  changes that result in a decrease  in  Specified  Amount.  The  surrender  charge will not exceed the maximum  amount  permitted  under applicable law.

                                                     SURRENDER OPTION

FULL SURRENDER - If the Policy is being fully  surrendered,  the actual Policy must be returned to Us along with a Written
Request.  The  Policy  will cease to be in force when We receive it with Your  Written  Request  for full  surrender.  The amount  available  for  surrender is the  Surrender  Value at the end of the  valuation  period during which the surrender request is received at Our Home Office.

In most  cases We will pay the  Surrender  Value to You  within  seven days after We  receive  Your  Written  Request.  We reserve  the  right to defer  the  payment  of any  Surrender  Value  for up to six  months  that  does not  depend on the investment performance of the separate account.

PARTIAL  SURRENDER - You may make Written Request for partial  surrender of any amount less than the Surrender Value minus an amount  sufficient to cover  Monthly  Deductions  for 3 months.  The minimum  amount of any partial  surrender is $100.
The  Accumulation  Value  will be  reduced  by the sum of the  amount of  partial  surrender,  a $25 fee for each  partial surrender, and if Death Benefit option A is in effect, a partial surrender charge.

This amount will be deducted from the Accumulation  Value, and values in connection  therewith  determined,  at the end of the  valuation  period  during which the request is  received.  Unless You request  otherwise,  We will  allocate  partial surrenders to the fixed account and  subaccount in proportion to the  Accumulation  Value in the fixed account and in each subaccount prior to the partial surrender.

A partial  surrender will reduce the Death Benefit by the amount of the Accumulation  Value reduction.  The reduction will first reduce any past  increases  and the initial  Specified  Amount in the reverse order in which they  occurred.  If the
Specified  Amount  remaining  in force  after  the  reduction  would be less than the  minimum  shown in the  decrease  in
Specified Amount  provision,  found on page 6, the partial  surrender will not be permitted.  If Death Benefit option A is in effect,  the Specified Amount will be reduced and a partial surrender charge assessed  consistent with the method for a decrease in Specified Amount.

In most  cases We will pay the  Surrender  Value to You  within  seven days after We  receive  Your  Written  Request.  We reserve  the  right to defer  the  payment  of any  Surrender  Value  for up to six  months  that  does not  depend on the investment performance of the separate account.

LOAN - You may  request a loan at any time  while  Your  Policy is in force.  The  maximum  amount  You may  borrow is the maximum  loan  amount  set forth on the Data Page.  Preferred  loans are  available  on the  Surrender  Value in excess of premiums paid.  Determination of whether a loan is preferred occurs each time the amount of Policy Debt changes.

The minimum  amount You may borrow is $100 if that amount is available  for loan.  The Policy is the sole security for the loan.  Loan interest is due on each  anniversary  date or when the loan is paid back if that occurs first.  In most cases,
We will pay the loan amount to You within seven days after We receive  Your  request for the loan in Our Home  Office.  We reserve  the  right to defer  the  payment  of any  loan for up to six  months  that  does not  depend  on the  investment performance of the separate account.

When a loan is made,  Accumulation  Value in each  subaccount and the fixed account equal to the portion  allocated to the subaccount  and the fixed  account  will be  transferred  into the  general  account.  Unless You request  otherwise,  the
Accumulation  Value  transferred  out will be  deducted  from the fixed  account  and  subaccounts  in  proportion  to the
Accumulation  Value in the fixed account and in each  subaccount  prior the loan. The value held in the general account to secure loans will earn interest at an annual rate of 3.0% credited on the policy anniversary date.

The interest will be allocated to the  subaccounts  and the fixed account in the same  proportion  that premiums are being allocated to those  subaccounts and fixed account at that time. When a Policy Debt repayment is made,  Accumulation  Value in the general  account  equal to the loan  repayment  will be  transferred  to the fixed  account and  subaccounts.  Such transfer will be allocated among  subaccounts and the fixed account using the same percentages  used to allocate  premiums at the time of repayment.  Each  repayment  may not be less than $10 or the full amount of the Policy Debt, if less.  Loan repayments must be so designated, or they will be applied as a premium payment.

Interest on loans is charged at an annual rate of 4%, 3% on  preferred  loans.  Interest not paid when due is added to the amount of the loan and will bear interest at the same rate.

When interest is not paid when due,  Accumulation  Value will be transferred from the subaccounts and the fixed account to the  general  account to secure  indebtedness.  This  deduction  will be  allocated  among the  subaccounts  and the fixed account as described  above for the funding of loans.  Whenever the Policy Debt  exceeds the  Accumulation  Value less any surrender charge, the grace period provision will apply.

BASIS OF  COMPUTATIONS  - Values  and  benefits  described  herein  are based on the  mortality  table and  nonforfeiture interest  rate  shown in the data  pages.  A basis of  charges  and the  method of  computation  has been  filed with the insurance  department of the state in which this Policy is  delivered.  The  Accumulation  Value under this Policy is not less than the minimum values and benefits  required by the state in which this Policy is delivered.  We determine  values within a Policy Year with adjustments for time elapsed.

                                               OVERLOAN PROTECTION BENEFIT

OVERLOAN  PROTECTION BENEFIT - If this benefit is elected,  Your policy will not lapse due to excessive loans. In order to receive this  benefit,  the  conditions  specified  below must be  satisfied  and You must elect to receive the benefit by written request to Us.

TAX  CONSEQUENCES  - It is possible  that when You elect this Benefit,  the Policy Debt may be  considered  taxable by the
Internal Revenue Service. You should consult Your attorney, accountant or other tax advisor before electing this benefit.

OVERLOAN  PROTECTION BENEFIT CHARGE - There is a one-time charge equal to the Overloan  Protection Benefit rate multiplied by the  Accumulation  Value on the date You make an election  to invoke the  benefit.  This  charge will be deducted  from your Accumulation Value. There is no charge if the benefit is never elected.

The  maximum  Overloan  Protection  Benefit  rate is shown on the Data Page.  At Our  option,  We may charge less than the maximum rate shown. The charge may vary by the age of the Insured on the date of the election.

SPECIFIED  AMOUNT AFTER AN ELECTION - If You elect to invoke the Overloan  Protection  Benefit,  the new Specified  Amount
under the Policy will equal the Table of Accumulation  Value Corridor  Percentage at the Insured's attained age multiplied by:

(1)   the Accumulation Value on the date the benefit is elected, less
(2)   the benefit charge.

NET DEATH  BENEFIT  AFTER AN  ELECTION - The Net Death  Benefit  under the Policy  will equal the Death  Benefit  less any
Policy Debt.  If you elect to invoke the Overloan  Protection  Benefit,  the Net Death Benefit under the Policy will never be less than the Net Death Benefit immediately after the Overloan Protection Benefit is invoked.

CONDITIONS FOR ELECTION - You may elect to receive the benefit only if:

(1)  the Insured is age 75 or older;
(2)  the Policy is in its 16th policy year or later;
(3) the Policy Debt is less than 99.9% of the  Accumulation  Value after the  Overloan  Benefit  Charge has been  deducted from the Accumulation Value;
(4)  the Policy Debt must be greater than the Specified Amount; and
(5)  the Policy is not a modified endowment.

CHANGES TO POLICY UPON ELECTION - When the benefit is invoked, the following changes will apply to Your Policy:

(1)  Your Death Benefit will be Death Benefit Option A;
(2)  You may not change the Specified Amount or the Death Benefit Option;
(3)  You may not make additional premium payments, though You may make loan repayments;
(4)  You may not make/take partial withdrawals or request additional loans;
(5)  no Monthly Deductions will be made;
(6)  any attached riders with a separate charge will terminate;
(7) Policy  Debt will remain  outstanding  but the Loan  Interest  Rate will be set equal to the Fixed  Account  crediting rate;
(8)  All Accumulation Value will be transferred to the Fixed Account.

                                                        OWNERSHIP

OWNER - While  this  Policy  is in  force  You may  exercise  the  rights  of  ownership.  If You are a minor,  first  the
Applicant,  then the Beneficiary,  if living and legally  competent,  may exercise all rights of owners.  If You die while the  Insured  is  living,  ownership  will pass to the  contingent  owner,  if  named.  If there is no  contingent  owner, ownership  passes to Your estate.  All rights of the Owner,  the contingent  owner,  the Applicant and the Beneficiary are subject to the rights of:

(1)  any assignee of record; and
(2)  any irrevocable Beneficiary.

                                                 BENEFICIARY INFORMATION

BENEFICIARY  INTEREST -  Beneficiaries  will be designated as first,  second,  third and so on. A Beneficiary  or class of
Beneficiaries  will receive the death benefit in that order.  All  relationships  are in reference to the Insured.  Unless changed by endorsement or written request:

(1)  two or more class members will share the Death Benefit equally:
(2)  surviving  class  members will share  equally the Death  Benefit to which a deceased or  disqualified  class  members would have been entitled; or
(3)  if no Beneficiary survives the Insured, or qualifies, the Death Benefit will be paid to the Insured's estate.

A Beneficiary will not share in the Death Benefit if:

(1)  the Beneficiary dies within 6 days after the Insured's death; and
(2)  We have not received proof of the Insured's death.

If the  Beneficiary  is not a natural  person,  the  Beneficiary  must still exist at the time of the Insured  death.  All
Beneficiaries' interests are subject to any assignment on record at Our Home Office.

CHANGE OF  BENEFICIARY - You may change a Beneficiary  by a Written  Request.  The change will not take effect until it is recorded  at Our Home  Office.  However,  once such a change is  recorded,  the change will take effect as of the date the request was signed,  whether or not the Insured is living on the date the change is recorded,  subject to any payment made or other action taken by Us before such recording.  The change is subject to:

(1)  the rights of an assignee of record; and
(2)  the rights of an irrevocable Beneficiary.

                                                    GENERAL PROVISIONS

CONTRACT AND  REPRESENTATIONS - The Policy,  any endorsements,  any riders,  any Applications,  if attached at the Date of
Issue,  or the effective  date of any increase,  form the entire  contract.  All  statements  in any  Application,  in the absence of fraud,  will be deemed  representation  and not warranties.  No statement will be used to void the Policy or in defense of a claim under it unless:

(1)  it is contained in a written Application; and
(2)  copy of the Application is attached to the Policy at the Date of Issue or at the time that an increase occurs.

EFFECTIVE DATE - The Policy takes effect on the Date of Issue shown on the Data Page upon:

(1)  payment of the initial premium, as shown on the Data Page; and
(2)  Policy delivery during the Insured's lifetime and good health.

Any  Increase in Specified  Amount,  addition of a rider,  or  reinstatement  of coverage  will take effect on the Monthly
Deduction  Date  that  coincides  with or next  follows  the  date We  approve  an  Application  for  such  change  or for reinstatement of this Policy. Policy Years, anniversaries, and months are measured from the Date of Issue.

INCONTESTABILITY  - This Policy will be  incontestable  after it has been in force  during the  Insured's  lifetime  for 2 years from the Date of Issue except for  nonpayment  of premium and except as to any  provision  or condition  relating to disability  benefits,  additional  benefits for accidental death or fraud.  Any Increase in coverage,  addition of a rider after the Date of Issue,  or any  reinstatement  shall be  incontestable,  after it has been in force during the Insured's lifetime for 2 years after the effective date of such increase in coverage,  addition of rider, or  reinstatement,  except as to any provision  relating to disability  benefits,  additional  benefits for accidental  death, or fraud. The basis of contest by Us shall be the answers stated in the relevant Applications for such Policy event.

MODIFICATIONS  - We  reserve  the  right  to  modify  provisions  of this  Policy  to  comply  with  applicable  law.  Any modification  of this Policy must be in writing and signed by the  president or vice  president of Our Company.  We do not authorize Our agents to modify, waive, or extend any conditions of this Policy.

ANNUAL  REPORT  - We will  send  You and any  assignee  of  record a report  at  least  once a year.  Additional  in force illustrations  may be requested  at any time for a charge of $25 each.  This report will show  current  information  about the Policy.

ASSIGNMENT  - - No  assignment  will  bind Us until  recorded  at Our Home  Office.  We are not  obligated  to see that an assignment  is valid or  sufficient.  Any claim by an  assignee  is  subject  to proof of the  validity  and extent of the assignee's  interest in the Policy.  Assignments,  unless  otherwise  specified by You,  shall take effect on the date You signed the assignment, subject to any payments made or actions taken by Us prior to the receipt of this notice.

                                                    SETTLEMENT OPTIONS

AVAILABILITY  OF  SETTLEMENT  OPTIONS - All or part of the Death  Benefit  proceeds may be applied to any of the following options.  We will first  discharge in a single sum any  liability  under an  assignment  of the Policy and any  applicable premium related-taxes,  fees, or assessments imposed by any federal,  state, municipal or other government authority.  The remaining  amount is the net sum  payable.  Other  options  can be used if agreed  to by Us.  If You have not  elected  an option before the Insured's  death,  the  Beneficiary  may choose one. Any election or change must be by Written  Request.
Our consent is required for any of the following:

(1)  any payment to joint or successive Payees;
(2)  any payment to a corporation, association, partnership, trustee, or estate; or
(3)  any change in an option previously elected.

We do not have to apply to an option a net sum payable of less than $2,000.00 for any Payee.

SETTLEMENT  OPTIONS -The  Settlement  Options Tables,  referred to in this provision,  begin on the next page. The options are:

OPTION 1.  Installments  for a Fixed Period.  Equal  installments  will be paid for a fixed number of years. The amount of the  installments  will be based on Table A.  Installments  will include  interest at the effective rate of 1.5% per year.
At Our option, additional interest may be paid.

OPTION 2.  Installments for a Fixed Period and Life  Thereafter.  Equal monthly  installments  will be paid for as long as the Payee  lives with  installments  certain  for a fixed  period.  The fixed  period is 10 years  under Table B, 20 years under Table C, or for as long as the payee lives under Table D.

OPTION 3. Installments of a Fixed Amount.  Equal annual,  semi-annual,  quarterly,  or monthly  installments will be paid.
The sum of the installments paid in a year must be at least $40.00 for each $1,000.00 of the net sum payable.

Installments  will be paid  until the total of the  following  amounts is  exhausted:  (1) the net sum  payable;  plus (2)
interest at the effective rate of 1.5% per year; plus (3) any additional interest that We may elect to pay.

The final  installment  shall be the balance of the net sum payable plus interest,  and may be more or less than the other installments.

OPTION 4. Interest  Payment.  We will hold the net sum payable at interest.  Interest  will be paid at the effective  rate of 1.5% per year.  Additional  interest may be paid at Our option.  On interest due dates,  an amount of at least  $100.00 may be withdrawn  from the amount held.  If the amount held falls below  $2,000.00,  We will pay the entire amount held to the Payee.

GENERAL  PROVISIONS  RELATING TO SETTLEMENT  OPTIONS - You may surrender the Contract at or before the commencement of any distribution.  The first  payment  under  Option 1, 2, or 3 is paid on the date the amount is applied to the  option.  The first payment under Option 4 is paid at the end of the first  interest  period.  The first payment may be postponed for up to 10 years with Our  consent.  If so, the amount  applied to the option will  accumulate  with  compound  interest at the effective  rate of 1.5% per year.  To avoid  making  payments  of less than $20.00  each,  We can do either or both of the following:

(1)      change the payments to a quarterly, semi-annual, or annual basis; or
(2)      reduce the number of payments.

If You elect an option, You can withhold the Beneficiary's right to assign, encumber, or commute any unpaid amount.

Except to the extent  permitted by law,  unpaid amounts are not subject to any claims of a Beneficiary's  creditor.  In no case may life  contingent  payments  under Option 2 be commuted.  At Our option,  payments  under the other options may be commuted.  When an option is commuted,  the effective  interest rate used to compute the settlement option plus 1% will be used to calculate the discount.

If the payee under Options 1, 2, 3, or 4 dies after payments under the option has started, We will:

(1)      under Options 1 and 2, pay the commuted value of any unpaid fixed period payments to the payee's estate; or
(2)      under Options 3 and 4, pay any balance held by Us to the payee's estate.

With Our consent, the option elected may provide for payment in another manner.

BASIS OF  CALCULATIONS - The payment  amounts  illustrated  in the Settlement  Option Tables are based on the Annuity 2000
Mortality  Table and 1.5%  interest.  The attained age at settlement  will be adjusted  downward by one year for each full five year period that has  elapsed  since  January 1, 2000.  Benefits at the time of their  commencement  will not be less than those that would be provided by the application of the Surrender Value to purchase a single  consideration  immediate annuity contract at purchase rates offered by Us at the same time to the same class of annuitants.

                                                 SETTLEMENT OPTION TABLES

OPTION 1 - TABLE A
MONTHLY PAYMENTS FOR EACH $1000.00 OF THE NET SUM PAYABLE
Multiply the monthly payment by 2.993 to obtain the quarterly payment,  by 5.969 to obtain the semi-annual  payment and by
11.868 to obtain the annual payment.

   ----------- ------------ --------- ------------ --------- ----------- ---------- ----------- ---------- -----------
     Years     Amount        Years    Amount        Years    Amount        Years    Amount        Years    Amount
   ----------- ------------ --------- ------------ --------- ----------- ---------- ----------- ---------- -----------
       1         $83.90        7        $12.53        13       $7.05        19         $5.03       25        $3.99
       2          42.26        8         11.04        14        6.59        20          4.81       26         3.86
       3          28.39        9          9.89        15        6.20        21          4.62       27         3.75
       4          21.45        10         8.96        16        5.85        22          4.44       28         3.64
       5          17.28        11         8.21        17        5.55        23          4.28       29         3.54
       6          14.51        12         7.58        18        5.27        24          4.13       30         3.44
   ----------- ------------ --------- ------------ --------- ----------- ---------- ----------- ---------- -----------

                                                 SETTLEMENT OPTION TABLES
OPTION 2 - TABLE B, C AND D
MONTHLY PAYMENT FOR LIFE FOR EACH $1,000.00 OF THE NET SUM PAYABLE
Age in years  means age of payee on  birthday  prior to the due date of the first  payment.  For Tables B and C,  multiply the monthly payment by 2.993 to obtain the quarterly payment,  by 5.969 to obtain the semi-annual  payment,  and by 11.868 to obtain the annual payment.  For Table D, amounts for payments other than monthly are available on request.

--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
     AGE           TABLE B        TABLE C         TABLE D         AGE         TABLE B         TABLE C         TABLE D
                 Guaranteed      Guaranteed                                  Guaranteed      Guaranteed
      IN           Period          Period           Life           IN          Period          Period           Life
    YEARS          10Years        20Years           Only         YEARS        10Years         20Years           Only
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
     Male          Amount          Amount          Amount        Female        Amount          Amount          Amount
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
      46            $2.98          $2.93           $2.99           46          $2.78           $2.76           $2.79
      47            3.04            2.98            3.05           47           2.83            2.80            2.84
      48            3.10            3.03            3.11           48           2.88            2.85            2.89
      49            3.16            3.09            3.18           49           2.94            2.90            2.94
        50          3.22            3.14            3.25           50           2.99            2.95            3.00
      51            3.29            3.20            3.32           51           3.05            3.00            3.06
      52            3.36            3.26            3.39           52           3.11            3.06            3.13
      53            3.44            3.32            3.47           53           3.18            3.12            3.19
      54            3.51            3.39            3.55           54           3.25            3.18            3.26
      55            3.60            3.45            3.64           55           3.32            3.24            3.34
      56            3.68            3.52            3.73           56           3.39            3.30            3.42
      57            3.77            3.58            3.82           57           3.47            3.37            3.50
      58            3.87            3.65            3.93           58           3.56            3.44            3.59
      59            3.97            3.72            4.03           59           3.64            3.51            3.68
      60            4.08            3.79            4.15           60           3.74            3.58            3.78
      61            4.19            3.86            4.27           61           3.84            3.66            3.88
      62            4.30            3.93            4.40           62           3.94            3.73            3.99
      63            4.43            4.00            4.54           63           4.05            3.81            4.11
      64            4.56            4.07            4.69           64           4.16            3.88            4.23
      65            4.69            4.14            4.85           65           4.29            3.96            4.37
      66            4.83            4.21            5.02           66           4.41            4.04            4.51
      67            4.98            4.27            5.20           67           4.55            4.11            4.66
      68            5.13            4.33            5.40           68           4.69            4.19            4.83
      69            5.29            4.39            5.60           69           4.84            4.26            5.00
      70            5.45            4.44            5.82           70           5.00            4.33            5.19
      71            5.62            4.49            6.06           71           5.17            4.39            5.40
      72            5.79            4.54            6.30           72           5.34            4.45            5.62
      73            5.97            4.58            6.57           73           5.53            4.51            5.86
      74            6.15            4.62            6.85           74           5.72            4.55            6.11
      75            6.33            4.65            7.16           75           5.91            4.60            6.39
      76            6.51            4.68            7.48           76           6.11            4.64            6.69
      77            6.69            4.71            7.83           77           6.32            4.67            7.02
      78            6.87            4.73            8.20           78           6.52            4.70            7.37
      79            7.05            4.75            8.60           79           6.73            4.73            7.75
     80**           7.23            4.76            9.02          80**          6.94            4.75            8.17
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
          ** and over

                                                     ALPHABETIC GUIDE

                                                                                                        PAGE
Accumulation Value.......................................................                                  9
Addition, Deletion or Substitution of Investment.........................                                8-9
Age at Issue.............................................................                          Data Page
Allocation of Premiums...................................................                                  7
American National Fixed Account..........................................                                  8
American National Variable Life Separate Account.........................                                  8
Annual Report............................................................                                 14
Assignment...............................................................                                 14
Availability of Settlement Options.......................................                                 14
Basis of Calculations....................................................                                 15
Basis of Computations....................................................                                 12
Beneficiary Interest.....................................................                                 13
Change of Beneficiary....................................................                                 13
Change in Death Benefit Option...........................................                                  6
Changes to Policy Upon Election..........................................                              12-13
Conditions for Election...................................................                                12
Continuation of Insurance.................................................                                10
Contract and Representations..............................................                                13
Cost of Insurance.........................................................                                10
Date of Issue.............................................................                         Data Page

Elective Increase in Specified Amount......................................                            5 - 6
Fixed Account Accumulation Value...........................................                               10
Full Surrender..............................................................                              11
General Provisions for Settlement Options.....................................                            15
Grace Period..................................................................                             7
Guaranteed Coverage Benefit....................................................                            7
Incontestability...............................................................                           14
Loan...........................................................................                      11 - 12
Misstatement of Age and Sex....................................................                            5
Modifications..................................................................                           14
Monthly Deduction..............................................................                           10
Monthly Deduction Due at Death.................................................                            4
Net Amount at Risk.............................................................                           10
Overloan Protection Benefit....................................................                           12
Overloan Protection Benefit Charge.............................................                           12
Owner..........................................................................                           13
Partial Surrender..............................................................                           11
Payment of the Death Benefit...................................................                            5
Planned Periodic Premium........................................................                           7
Policy Debt Adjustment..........................................................                           4
Premium Payment.................................................................                           6
Reinstatement...................................................................                         7-8
Separate Account Accumulation Value.............................................                      9 - 10
Settlement Options..............................................................                          14
Settlement Option Tables........................................................                     15 - 16
Specified Amount................................................................                   Date Page
Specified Amount After an Election..............................................                          13
Subaccounts.....................................................................                           8
Suicide..........................................................................                          5
Surrender Charge.................................................................                         11
Surrender Value..................................................................                         10
Table of Corridor Percentages....................................................                          5
Tax Consequences..................................................................                        13
Termination of Coverage...........................................................                         7
The Unit Value....................................................................                         9
Transfers...........................................................................                       8
Unscheduled Premiums................................................................                       7

                                   FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
                               INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND BENEFITS.
                                             NONPARTICIPATING. NO DIVIDENDS.